Therapeutic Solutions International Provides Correction Re Prior Release

March 30, 2022 10:39 AM Pacific Daylight Time

OCEANSIDE, Calif.--(BUSINESS WIRE)--Therapeutic Solutions International announced today the correction of a statement made in a press release dated March 25, 2022, that said, among other things, that: “As part of the trial organization, the Principal Investigator has been changed to Dr. James Veltmeyer and Therapeutic Solutions International, Inc as the Sponsor.” We wish to clarify that the Board of Directors of TSOI has offered and Dr. Veltmeyer has accepted to be the Principal Investigator of the Clinical Trial upon FDA approval of TSOI as sponsor. In addition to clarify, “JadiCell adult stem cells” are umbilical cord derived mesenchymal like stromal cells also referred to as adult stem cells.[1-5]

About Therapeutic Solutions International, Inc.

Therapeutic Solutions International is focused on immune modulation for the treatment of several specific diseases. The Company's corporate website is www.therapeuticsolutionsint.com.

References

1. Jackson KA, Majka, S. M., Wang, H., Pocius, J., Hartley, C. J., Majesky, M. W., Entman, M. L., Michael, L. H., Hirschi, K. K., and Goodell, M. A. : Regeneration of ischemic cardiac muscle and vascular endothelium by adult stem cells. J Clin Invest 2001, 107:1395-1402.
2. Slavin S, Kurkalli BG, Karussis D: The potential use of adult stem cells for the treatment of multiple sclerosis and other neurodegenerative disorders. Clin Neurol Neurosurg 2008.
3. Hafizi, M., et al., Exploring the enkephalinergic differentiation potential in adult stem cells for cell therapy and drug screening implications. In Vitro Cell Dev Biol Anim, 2012. 48(9): p. 562-9.
4. Worsham, D.N., et al., In vivo gene transfer into adult stem cells in unconditioned mice by in situ delivery of a lentiviral vector. Mol Ther, 2006. 14(4): p. 514-24.
5. Vaes, B., et al., Culturing protocols for human multipotent adult stem cells. Methods Mol Biol, 2015. 1235: p. 49-58.

Contacts

Tim G. Dixon
ir@tsoimail.com